Exhibit 99.1

PondelWilkinson Inc.
2945 Townsgate Road, Suite 200
Westlake Village, CA 91361
Investor Relations	T (310) 279 5980
Strategic Public Relations	W www.pondel.com

NEWS RELEASE	CONTACTS:

Rodney C. Sacks

Chairman and Co-Chief Executive Officer

(951) 739-6200

Hilton H. Schlosberg

Vice Chairman and Co-Chief Executive Officer

(951) 739-6200

Roger S. Pondel / Judy Lin

PondelWilkinson Inc.

(310) 279-5980

MONSTER BEVERAGE REPORTS 2024 FOURTH QUARTER AND FULL-YEAR

FINANCIAL RESULTS

-- Record Fourth Quarter Net Sales Rise 4.7 Percent to $1.81 Billion --

-- Net Sales, Adjusted for Changes in Foreign Currency Rise 7.8 Percent in the 2024 Fourth Quarter --

-- Gross Profit as a Percentage of Net Sales Improves to 55.5 Percent on a Non-GAAP Adjusted Basis (55.3 Percent on a Reported Basis) in the 2024 Fourth Quarter --

-- Operating Income Rose 7.9 Percent to $517.9 Million on a Non-GAAP Adjusted Basis --

-- Net Income Per Diluted Share was $0.38 on a Non-GAAP Adjusted Basis ($0.28 on a Reported Basis) in the 2024 Fourth Quarter --

Corona, CA – February 27, 2025 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and twelve-months ended December 31, 2024.

Items Impacting Profitability

The tables at the end of this press release provide a reconciliation of non-GAAP financial measures to the Company’s results, as reported under GAAP. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

2024 Fourth Quarter

•	$130.7 million adverse impact relating to Alcohol Brands segment impairment charges.

•	$4.1 million adverse impact relating to reserves for excess inventory in the Alcohol Brands segment.

•	$1.8 million adverse impact of the Hansen Litigation (described in greater detail in the Company’s SEC filings).

2023 Fourth Quarter

•	$39.9 million adverse impact relating to Alcohol Brands segment impairment charges.

•	$5.0 million adverse impact relating to Bang inventory purchased at fair value.

•	$1.0 million adverse impact relating to Bang transaction costs.

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•	$0.3 million adverse impact of the Hansen Litigation.

Operating income, adjusted for these items (non-GAAP), was $517.9 million in the 2024 fourth quarter, compared with $480.1 million in the 2023 fourth quarter, an increase of 7.9 percent.

Net income per diluted share, adjusted for these items net of tax (non-GAAP), was $0.38 per share for both the 2024 and 2023 fourth quarters.

2024 Full Year

•	$138.8 million adverse impact relating to Alcohol Brands segment impairment charges.

•	$20.0 million adverse impact of the Hansen Litigation (described in greater detail in the Company’s SEC filings).

•	$14.7 million adverse impact relating to reserves for excess inventory in the Alcohol Brands segment.

2023 Full Year

•	$42.7 million adverse impact relating to Alcohol Brands segment impairment charges.

•	$16.1 million adverse impact relating to Bang transaction costs.

•	$12.8 million adverse impact relating to Bang inventory purchased at fair value.

•	$2.6 million adverse impact of the Hansen Litigation.

•	$45.4 million favorable impact relating to the gain on the Bang transaction.

Net income per diluted share, adjusted for these items net of tax (non-GAAP), was $1.62 per share for the 2024 full year compared with $1.56 per share for the 2023 full year.

Fourth Quarter Results

Net sales for the 2024 fourth quarter increased 4.7 percent to $1.81 billion, from $1.73 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2024 fourth quarter of $52.3 million. Net sales on a foreign currency adjusted basis increased 7.8 percent in the 2024 fourth quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks, Reign Storm® total wellness energy drinks and Bang Energy® drinks, increased 4.5 percent to $1.67 billion for the 2024 fourth quarter, from $1.60 billion for the 2023 fourth quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $49.0 million for the 2024 fourth quarter. Net sales on a foreign currency adjusted basis for the Monster Energy® Drinks segment increased 7.6 percent in the 2024 fourth quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands Predator® and Fury®, increased 11.1 percent to $102.0 million for the 2024 fourth quarter, from $91.8 million in the 2023 fourth quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $3.3 million for the 2024 fourth quarter. Net sales on a foreign currency adjusted basis for the Strategic Brands segment increased 14.7 percent in the 2024 fourth quarter.

Net sales for the Alcohol Brands segment, which is comprised of The BeastTM, Nasty Beast® Hard Tea, as well as various craft beers and hard seltzers, decreased 0.8 percent to $34.9 million for the 2024 fourth quarter, from $35.2 million in the 2023 fourth quarter.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers, increased 4.6 percent to $5.1 million for the 2024 fourth quarter, from $4.9 million in the 2023 fourth quarter.

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Net sales to customers outside the United States increased 11.7 percent to $711.5 million in the 2024 fourth quarter, from $637.0 million in the 2023 fourth quarter. Such sales were approximately 39.3 percent of total net sales for the 2024 fourth quarter, compared with 36.8 percent in the 2023 fourth quarter. Net sales to customers outside the United States, on a foreign currency adjusted basis, increased 19.9 percent in the 2024 fourth quarter.

Gross profit as a percentage of net sales for the 2024 fourth quarter was 55.3 percent, compared with 54.2 percent in the 2023 fourth quarter. Adjusted gross profit as a percentage of net sales for the 2024 fourth quarter was 55.5 percent, compared with 54.5 percent in the 2023 fourth quarter. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below). The increase in gross profit as a percentage of net sales for the 2024 fourth quarter was primarily the result of reduced input costs, partially offset by geographical sales mix.

Operating expenses for the 2024 fourth quarter were $621.2 million, compared with $504.4 million in the 2023 fourth quarter. Operating expenses as a percentage of net sales for the 2024 fourth quarter were 34.3 percent, compared with 29.2 percent in the 2023 fourth quarter. Adjusted operating expenses for the 2024 fourth quarter were $488.7 million, compared with $463.2 million in the 2023 fourth quarter. Adjusted operating expenses as a percentage of net sales for the 2024 fourth quarter were 27.0 percent, compared with 26.8 percent in the 2023 fourth quarter. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

Distribution expenses for the 2024 fourth quarter were $77.6 million, or 4.3 percent of net sales, compared with $79.6 million, or 4.6 percent of net sales, in the 2023 fourth quarter.

Selling expenses for the 2024 fourth quarter were $193.4 million, or 10.7 percent of net sales, compared with $176.8 million, or 10.2 percent of net sales, in the 2023 fourth quarter.

General and administrative expenses for the 2024 fourth quarter were $350.3 million, or 19.3 percent of net sales, compared with $248.0 million, or 14.3 percent of net sales, for the 2023 fourth quarter. Stock-based compensation was $22.2 million for the 2024 fourth quarter, compared with $16.4 million in the 2023 fourth quarter. Adjusted general and administrative expenses for the 2024 fourth quarter were $217.7 million, or 12.0 percent of net sales, compared with $206.8 million, or 12.0 percent of net sales, for the 2023 fourth quarter. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

Operating income for the 2024 fourth quarter was $381.2 million, compared with $434.0 million in the 2023 fourth quarter. Adjusted operating income for the 2024 fourth quarter was $517.9 million, compared with $480.1 million in the 2023 fourth quarter. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

The effective tax rate for the 2024 fourth quarter was 29.9 percent, compared with 18.5 percent in the 2023 fourth quarter. The increase in the effective tax rate for the 2024 fourth quarter was primarily attributable to a decrease in the stock-based compensation deduction for the 2024 fourth quarter, an adjustment to the 2024 full year effective tax rate, higher 2024 state income taxes and the establishment of a state tax valuation allowance relating to certain net operating losses of the Alcohol Brands segment.

Net income for the 2024 fourth quarter decreased 26.2 percent to $270.7 million, from $367.0 million in the 2023 fourth quarter. Adjusted net income for the 2024 fourth quarter decreased 6.6 percent to $375.7 million from adjusted net income of $402.4 million in the 2023 fourth quarter. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

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Net income per diluted share for the 2024 fourth quarter decreased 20.8 percent to $0.28, from $0.35 in the fourth quarter of 2023. Adjusted net income per diluted share was $0.38 per share for the 2024 fourth quarter, compared with adjusted net income per diluted share of $0.38 per share for the 2023 fourth quarter. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

Hilton H. Schlosberg, Vice Chairman and Co-Chief Executive Officer, said, “We recorded strong operating results on an adjusted basis in the 2024 fourth quarter and for the 2024 full year.

“Our results were again impacted by unfavorable foreign currency exchange rates in certain markets. On a foreign currency adjusted basis, net sales increased 7.8 percent in the quarter.

“Adjusted gross profit margins improved to 55.5 percent in the 2024 fourth quarter, compared with adjusted gross profit margins of 54.5 percent in the 2023 fourth quarter.

“We continued to see sustained growth in the global energy drink category. In the United States, we are seeing a resurgence of growth in the energy drink category in convenience, as well as in all measured channels reported by Nielsen. Our non-Nielsen measured channels continued to grow.

“Growth opportunities in household penetration and per capita consumption, along with consumers’ growing need for energy are positive trends for the category.

“We implemented an approximately 5.0 percent price increase on our brands and packages, excluding Bang Energy®, Reign® and Reign Storm® in the United States, effective November 1, 2024, which contributed to our strong results,” Schlosberg added.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said, “Following the successful launch of Monster Energy® Ultra Vice Guava® in October 2024, we launched a number of new products in the first two months of 2025. Innovation globally continues to play a key role in our strategy and we maintain a robust innovation pipeline.

“We continue to have market share leadership in a number of countries for our Monster Energy® brand, and I am pleased to report that in the Republic of Ireland, Monster Energy® has gained market share leadership in the last 13 weeks, as reported by Nielsen.

“We incurred additional impairments within our Alcohol Brands segment in the quarter due to financial performance, which is being addressed. We are exploring opportunities for distribution of our alcohol products in certain international jurisdictions,” Sacks said.

2024 Full-Year Results

Net sales for the year ended December 31, 2024, increased 4.9 percent to $7.49 billion, from $7.14 billion in 2023. Global pricing actions positively impacted net sales by approximately $107.3 million for the year ended December 31, 2024. Net changes in foreign currency exchange rates had an unfavorable impact of $247.1 million on net sales for the 2024 full year. Net sales on a foreign currency adjusted basis increased 8.4 percent for the 2024 full year.

Gross profit, as a percentage of net sales, for the year ended December 31, 2024, was 54.0 percent, compared with 53.1 percent in 2023. Adjusted gross profit as a percentage of net sales for the year ended December 31, 2024, was 54.2 percent, compared with 53.3 percent in 2023. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

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Operating expenses for the year ended December 31, 2024, were $2.12 billion, compared with $1.84 billion in 2023. Adjusted operating expenses for the year ended December 31, 2024, were $1.96 billion, compared with $1.78 billion in 2023. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

Operating income for the year ended December 31, 2024, was $1.93 billion, compared with $1.95 billion in 2023. Adjusted operating income for the year ended December 31, 2024, was $2.10 billion, compared with $2.03 billion in 2023. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

The effective tax rate was 24.1 percent for the year ended December 31, 2024, compared with 21.2 percent in 2023.

Net income for the year ended December 31, 2024, decreased 7.5 percent to $1.51 billion, from $1.63 billion in 2023.  Net income per diluted share for the year ended December 31, 2024, decreased 3.4 percent to $1.49, from $1.54 in 2023. Adjusted net income for the year ended December 31, 2024, decreased 0.7 percent to $1.64 billion from $1.65 billion for 2023. Adjusted net income per diluted share was $1.62 per share for the year ended December 31, 2024, compared with $1.56 per share for 2023. (See “Adjusted Condensed Consolidated Statements of Income and Other Information” and “Reconciliation of GAAP and Non-GAAP Information” below).

Share Repurchase Program

During the 2024 fourth quarter, no shares of the Company common stock were repurchased. As of February 26, 2025, approximately $500.0 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, February 27, 2025, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Monster Killer Brew™ Triple Shot, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign® Total Body Fuel high performance energy drinks, Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market still and sparkling waters under the Monster Tour Water® brand name. The Company’s subsidiaries also develop and market craft beers, flavored malt beverages and hard seltzers under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The Beast™ and Nasty Beast® Hard Tea. For more information visit www.monsterbevcorp.com.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: our ability to sustain the current level of sales of and/or achieve growth for our Monster Energy® Reign Total Body Fuel®, Reign Storm®, Bang Energy® and NOS® brand energy drinks and/or our other products, including our Strategic Brands and Alcohol Brands, decreased demand for our products resulting from changes in consumer preferences; the impact on our business of competitive products and pricing pressures and our ability to increase or maintain our market share as a result of actions by competitors; changes in U.S. trade policies as a result of any legislation proposed or implemented by the recently inaugurated U.S. presidential administration or U.S. Congress, which include tariffs; the impact of military conflicts, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors and achieving profitability within our Alcohol Brands segment; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; our ability to recognize the anticipated benefits of the acquisition of Bang Energy® business; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions, including a slowdown in consumer spending generally or reduced demand for consumer goods; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; the impact of proposals to limit or restrict the sale of energy or alcohol drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy or alcohol drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2023 and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2024 AND 2023

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net sales[1]	$1,812,041	$1,730,108	$7,492,709	$7,140,027

Cost of sales	809,596	791,736	3,443,831	3,345,821

Gross profit[1]	1,002,445	938,372	4,048,878	3,794,206
Gross profit as a percentage of net sales	55.3%	54.2%	54.0%	53.1%

Operating expenses	621,221	504,414	2,118,584	1,840,851
Operating expenses as a percentage of net sales	34.3%	29.2%	28.3%	25.8%

Operating income[1]	381,224	433,958	1,930,294	1,953,355
Operating income as a percentage of net sales	21.0%	25.1%	25.8%	27.4%

Interest and other income (expense), net	4,854	16,117	59,165	115,127

Income before provision for income taxes[1]	386,078	450,075	1,989,459	2,068,482

Provision for income taxes	115,367	83,097	480,411	437,494
Income taxes as a percentage of income before taxes	29.9%	18.5%	24.1%	21.2%

Net income	$270,711	$366,978	$1,509,048	$1,630,988
Net income as a percentage of net sales	14.9%	21.2%	20.1%	22.8%

Net income per common share:
Basic	$0.28	$0.35	$1.50	$1.56
Diluted	$0.28	$0.35	$1.49	$1.54

Weighted average number of shares of common stock and common stock equivalents:
Basic	972,742	1,040,584	1,004,566	1,044,887
Diluted	980,942	1,052,524	1,013,107	1,057,981

Energy Drink Case sales (in thousands) (in 192-ounce case equivalents)	203,630	185,304	846,663	769,241
Average net sales per case[2]	$8.70	$9.12	$8.62	$9.01

1Includes $10.0 million for both the three-months ended December 31, 2024 and 2023, related to the recognition of deferred revenue. Includes $39.9 million and $40.0 million for the twelve-months ended December 31, 2024 and 2023, respectively, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment and Other segment net sales.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2024 AND 2023

(In Thousands, Except Par Value) (Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,533,287	$2,297,675
Short-term investments	-	955,605
Accounts receivable, net	1,221,646	1,193,964
Inventories	737,107	971,406
Prepaid expenses and other current assets	107,262	116,195
Prepaid income taxes	42,202	54,151
Total current assets	3,641,504	5,588,996

INVESTMENTS	-	76,431
PROPERTY AND EQUIPMENT, net	1,047,024	890,796
DEFERRED INCOME TAXES, net	184,260	175,003
GOODWILL	1,331,643	1,417,941
OTHER INTANGIBLE ASSETS, net	1,414,252	1,427,139
OTHER ASSETS	100,406	110,216
Total Assets	$7,719,089	$9,686,522

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$466,775	$564,379
Accrued liabilities	220,764	183,988
Accrued promotional allowances	267,711	269,061
Deferred revenue	45,809	41,914
Accrued compensation	92,454	87,392
Income taxes payable	4,006	14,955
Total current liabilities	1,097,519	1,161,689

DEFERRED REVENUE	179,008	204,251
OTHER LIABILITIES	110,893	91,838
LONG-TERM DEBT	373,951	-
STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,126,329 shares issued and 973,079 shares outstanding as of December 31, 2024; 1,122,592 shares issued and 1,041,571 shares outstanding as of December 31, 2023	5,632	5,613
Additional paid-in capital	5,144,922	4,975,115
Retained earnings	7,448,784	5,939,736
Accumulated other comprehensive loss	(269,487)	(125,337)
Common stock in treasury, at cost; 153,250 shares and 81,021 shares as of December 31, 2024 and December 31, 2023, respectively	(6,372,133)	(2,566,383)
Total stockholders' equity	5,957,718	8,228,744
Total Liabilities and Stockholders’ Equity	$7,719,089	$9,686,522

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2024 AND 20231

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net sales	$1,812,041	$1,730,108	$7,492,709	$7,140,027

Cost of sales	805,453	786,760	3,429,101	3,333,021

Gross profit	1,006,588	943,348	4,063,608	3,807,006
Gross profit as a percentage of net sales	55.5%	54.5%	54.2%	53.3%

Operating expenses	488,667	463,224	1,959,825	1,779,404
Operating expenses as a percentage of net sales	27.0%	26.8%	26.2%	24.9%

Operating income	517,921	480,124	2,103,783	2,027,602
Operating income as a percentage of net sales	28.6%	27.8%	28.1%	28.4%

Interest and other income (expense), net	4,854	16,117	59,165	69,745

Income before provision for income taxes[1]	522,775	496,241	2,162,948	2,097,347

Provision for income taxes	147,080	93,799	521,045	444,375
Income taxes as a percentage of income before taxes	28.1%	18.9%	24.1%	21.2%

Net income	$375,695	$402,442	$1,641,903	$1,652,972
Net income as a percentage of net sales	20.7%	23.3%	21.9%	23.2%

Net income per common share:
Basic	$0.39	$0.39	$1.63	$1.58
Diluted	$0.38	$0.38	$1.62	$1.56

Weighted average number of shares of common stock and common stock equivalents:
Basic	972,742	1,040,584	1,004,566	1,044,887
Diluted	980,942	1,052,524	1,013,107	1,057,981

1See “Reconciliation of GAAP and non-GAAP Information” below for excluded items.

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited)

Adjusted results are non-GAAP that exclude the following:

(i) Alcohol Brands Inventory Reserves – increased inventory reserves due to excess inventory levels in the Alcohol Brands segment.

(ii) Bang Inventory Step-Up – on July 31, 2023, the Company completed its acquisition of substantially all of the assets of Vital Pharmaceuticals, Inc. and its debtor affiliates (the “Bang Transaction”). Inventory purchased as part of the Bang Transaction was recorded at fair value. Certain of the purchased inventory was subsequently sold in the 2023 third and fourth quarters and was recognized through cost of sales at fair value

(iii) Alcohol Brands segment impairment charges – impairment charges related to the Alcohol Brands segment due to (a) operating and financial performance not meeting projections and (b) a decrease in projected ongoing operating and financial performance of the reporting unit. The impairment charges relate to reporting unit goodwill, certain non-amortizing intangibles as well as property and equipment.

(iii) Hansen Litigation – the Company recorded an expense provision and incurred legal expenses in connection with an intellectual property claim brought by the descendants of Hubert Hansen, in relation to the Company’s use of the Hubert Hansen name prior to the transaction with the Coca-Cola Company, which closed in 2015.

(iv) Bang Transaction Expenses - during 2023, the Company incurred acquisition expenses related to the Bang Transaction.

(v) Bang Transaction Gain - during the 2023 third quarter, in connection with the Bang Transaction, the Company recorded a gain of $45.4 million included in interest and other income (expense), net.

The Company believes these non-GAAP items are useful to investors in evaluating the Company’s ongoing operating and financial results. The non-GAAP items should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Cost of sales	$809,596	$791,736	$3,443,831	$3,345,821

Alcohol Brands inventory reserves	(4,143)	-	(14,730)	-
Bang inventory step-up	-	(4,976)	-	(12,800)

Cost of sales excluding above items	$805,453	$786,760	$3,429,101	$3,333,021

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Gross profit	$1,002,445	$938,372	$4,048,878	$3,794,206

Alcohol Brands inventory reserves	4,143	-	14,730	-
Bang inventory step-up	-	4,976	-	12,800

Gross profit excluding above items	$1,006,588	$943,348	$4,063,608	$3,807,006

Reconciliation of GAAP and Non-GAAP Information (cont.)

($ in Thousands, unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating expenses	$621,221	$504,414	$2,118,584	$1,840,851

Alcohol Brands segment impairment charges	(130,711)	(39,936)	(138,762)	(42,736)
Hansen Litigation	(1,843)	(263)	(19,997)	(2,617)
Bang transaction expenses	-	(991)	-	(16,094)

Operating expenses excluding above items	$488,667	$463,224	$1,959,825	$1,779,404

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating income	$381,224	$433,958	$1,930,294	$1,953,355

Alcohol Brands inventory reserve	4,143	-	14,730	-
Bang inventory step-up	-	4,976	-	12,800
Alcohol Brands segment impairment charges	130,711	39,936	138,762	42,736
Hansen Litigation	1,843	263	19,997	2,617
Bang transaction expenses	-	991	-	16,094

Operating income excluding above items	$517,921	$480,124	$2,103,783	$2,027,602

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Interest and other income (expense), net	$4,854	$16,117	$59,165	$115,127

Bang transaction gain	-	-	-	(45,382)

Interest and other income (expense), net, excluding above item	$4,854	$16,117	$59,165	$69,745

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Income before provision for income taxes	$386,078	$450,075	$1,989,459	$2,068,482

Alcohol Brands inventory reserve	4,143	-	14,730	-
Bang inventory step-up	-	4,976	-	12,800
Alcohol Brands segment impairment charges	130,711	39,936	138,762	42,736
Hansen Litigation	1,843	263	19,997	2,617
Bang transaction expenses	-	991	-	16,094
Bang transaction gain	-	-	-	(45,382)

Income before provision for income taxes excluding above items	$522,775	$496,241	$2,162,948	$2,097,347

Reconciliation of GAAP and Non-GAAP Information (cont.)

($ in Thousands, unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Provision for income taxes	$115,367	$83,097	$480,411	$437,494

Alcohol Brands inventory reserve	961	-	3,555	-
Bang inventory step-up	-	1,229	-	2,966
Alcohol Brands segment impairment charges	30,325	9,185	32,193	9,807
Hansen Litigation	427	60	4,886	602
Bang transaction expenses	-	228	-	3,581
Bang transaction gain	-	-	-	(10,075)

Provision for income taxes excluding above items	$147,080	$93,799	$521,045	$444,375

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income	$270,711	$366,978	$1,509,048	$1,630,988

Alcohol Brands inventory reserve	3,182	-	11,175	-
Bang inventory step-up	-	3,747	-	9,834
Alcohol Brands segment impairment charges	100,386	30,751	106,569	32,929
Hansen Litigation	1,416	203	15,111	2,015
Bang transaction expenses	-	763	-	12,513
Bang transaction gain	-	-	-	(35,307)

Net income excluding above items	$375,695	$402,442	$1,641,903	$1,652,972

Adjustments in this table are net of tax.

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income per common share – Diluted	$0.28	$0.35	$1.49	$1.54

Cumulative adjustments, net of tax	0.10	0.03	0.13	0.02

Net income per common share – Diluted, excluding above items	$0.38	$0.38	$1.62	$1.56